Exhibit 3.1

SECOND
CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GIGOPTIX, INC.

Under Section 242 of the
General Corporation Law of the State of Delaware
______________________

GigOptix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”)

DOES HEREBY CERTIFY:

FIRST:             That the name of this corporation is GigOptix, Inc. (the “Corporation”).

SECOND:         The Corporation was originally incorporated on March 24th, 2008, under the name Galileo Merger Holdings, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2008, a Certificate of Designation of Series A Junior Preferred Stock was filed on December 19, 2011, a Certificate of Amendment was filed on November 13, 2014, and an Amended and Restated Certificate of Designation of Series A Junior Preferred Stock was filed on December 15, 2014, pursuant to the General Corporation Law.

THIRD:            That the first sentence of Article I of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by the following:

“The name of the corporation is GigPeak, Inc. (the “Corporation”).”

FOURTH:         Pursuant to Section 242(b)(1) of the General Corporation law, no meeting or vote of the stockholders is required to adopt the proposed amendment.

FIFTH:             That the foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 5th day of  April, 2016.

GIGOPTIX, INC.

By:	/s/ Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	CEO, President, and Chairman of the Board